Exhibit 99.1

INVESTOR CONFERENCE CALL SCRIPT – DECEMBER 17, 2012

[OPERATOR]

Good afternoon ladies and gentlemen. Thank you for standing by. Welcome to the WPCS International Incorporated fiscal year 2013 second quarter investor conference call. Your host for today’s call is Andy Hidalgo, chairman and CEO of WPCS International Incorporated. Before I turn the call over to Mr. Hidalgo, please be advised that the participants on today’s call will be in a listen only mode until Mr. Hidalgo has concluded his opening remarks. Upon conclusion of the opening remarks, there will be a question and answer session.

In addition, we would like to note that statements about the company’s future expectations, including future revenue and earnings and all other statements made during this investor conference call, other than historical facts, are forward looking statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward looking statements involve risks and uncertainties and are subject to change at any time. The company’s actual results could differ materially from expected results. In reflecting subsequent events or circumstances, the company undertakes no obligation to update forward looking statements. I will now turn the call over to Mr. Hidalgo.

[ANDY HIDALGO]

Good afternoon ladies and gentlemen and welcome to our fiscal year 2013 second quarter investor conference call. The agenda for today’s call will include a discussion of our second quarter financial results and a review of our company’s goals going forward.

We are pleased to report a second consecutive quarter of EBITDA profitability from our operation centers. For the second quarter of fiscal year 2013 ended October 31, 2012, our five operation centers generated $1.4 million in EBITDA on revenue of $9.9 million. This is a significant improvement from the $894,000 of EBITDA on revenue of $21.7 million that was generated in the same period one year ago.

In the second quarter, WPCS posted consolidated EBITDA of $681,000 which includes corporate expenses. This is also a significant improvement from the $104,000 of EBITDA generated for the same period one year ago. For the six month period of fiscal year 2013 ended October 31, 2012, WPCS posted EBITDA of $2.1 million from our five operation centers on revenue of $23.4 million. This compares to EBITDA of $2.9 million on revenue of $40.4 million for the same period one year ago. In the six month period of fiscal year 2013, WPCS has posted consolidated EBITDA of $600,000 which includes corporate expenses. This compares to $1.3 million of EBITDA for the same period one year ago.

For clarification, WPCS defines EBITDA as earnings before interest, income taxes, depreciation and amortization but in addition, WPCS has incurred one-time credits and charges from discontinued operations and the strategic alternatives effort as well as non-cash charges from deferred tax asset valuation allowances, acquisition-related earn-out costs and goodwill and other intangible assets impairments. These credits and charges are excluded from the EBITDA calculation so that we can provide a more meaningful perspective on the financial performance of our continuing operations.

We believe our future quarters continue to look promising. The bid list at the end of our second quarter stood at $56.3 million. We are continuing to see active bidding in the market. Our commitment to quality workmanship and our special certifications in design-build engineering continue to give us a competitive advantage during this economic recovery. As evidenced in the press releases announcing new contracts, customers continue to seek bids from WPCS because of our outstanding reputation.

At the end of the second quarter, WPCS had a backlog of approximately $28.9 million comprised of a variety of projects in the public services, healthcare and energy sectors. Our goal continues to be converting more of our bids into backlog. We are confident we can do so. The conversion of these bids to backlog and the effective management of projects through completion will give us the opportunity to build shareholder value.

Our management team continues to implement cost efficiencies as well as emphasizing the improvement of gross margins. For the six months of fiscal year 2013 ended October 31, 2012, our consolidated gross margin was 28%, a significant improvement from the 19% gross margin generated in the same period one year ago.

The improving margins are the result of cost efficiencies and management changes implemented as well as $1.5 million in change orders for a project which incurred the cost of the change orders last fiscal year. Excluding these change orders, our consolidated gross margin is 23%, which remains an improvement over the prior year and in line with our expectations. The total SG&A expense was lower as compared to the same period last year, due to cost savings from headcount reductions and operational efficiencies. The revenue segmentation for the operations year to date was approximately 40% wireless communication, 8% specialty construction and 52% electrical power.

We announced in a prior call that our revenue and EBITDA expectation for fiscal year 2013 ending April 30, 2013 will be $60 million in revenue and $1 million in EBITDA respectively. The management team believes we are still on track to achieve these targets. From our continuing operations, for the second quarter of fiscal year 2013 ended October 31, 2012, WPCS reported net income of approximately $80,000, or $0.01 per diluted share, compared to a net loss of $352,000, or $0.05 per diluted share, for the same period one year ago.

For the second quarter on a consolidated basis, WPCS reported a net loss of $493,000 or $0.07 per diluted share, which includes a loss from discontinued operations of approximately $573,000, or $0.08 per diluted share, related to the asset sale of the Hartford and Lakewood Operations in the first quarter. This compares to a net loss of $1,665,000 or $0.24 per diluted share for the same period a year ago, which includes a loss from discontinued operations of approximately $1,313,000, primarily related to the sale of the St. Louis and Sarasota Operations.

For the six months of fiscal year 2013 ended October 31, 2012, we generated net income of approximately $500,000, or $0.07 per diluted share, which includes income from discontinued operations for the Hartford and Lakewood Operations of $1.1 million or $0.16 per diluted share. This compares to a net loss of approximately $1.7 million, or $0.24 per diluted share, which includes a loss from discontinued operations of approximately $1.5 million, or $0.22 per diluted share for the same period in the prior year, primarily related to the sale of the St. Louis and Sarasota Operations.

Recently, WPCS replaced the Sovereign Bank asset based lending facility with new private placement financing. The new $4 million senior secured convertible notes private placement gives us the ability to obtain additional working capital through the borrowing base parameters and from the future conversion of debt to equity. With this new financing, WPCS can now adequately support our operations while looking for strategic opportunities to increase shareholder value in the future.

In summary, we worked through a difficult prior fiscal year, and the recent results will show that we are turning around our operating performance and improving the organization. We have a healthier balance sheet, positive operating results and now we have obtained financing to support our working capital needs and growth prospects. It has been a challenge but we have made great progress. The management team is encouraged about the future and we sincerely believe we can deliver increased shareholder value. I would like to now turn the call over to the operator to begin the question and answer session.

[OPERATOR]

We will now begin the question and answer session. You can submit your question by pressing *1 and can be removed from the queue by pressing the # sign.

If there are no further questions, I would like to thank all the participants on today’s WPCS International Incorporated fiscal year 2013 second quarter investor conference call. Please keep in mind that a replay of this investor conference call will be available for a period of five days by dialing 402-220-2946 and entering 36248 as the program identification number.

This will conclude the call.